Exhibit 99.1

ARCA biopharma Announces Second Quarter 2022 Financial Results

•	Company is currently engaged in a strategic review process, evaluating additional development of its assets, collaborations and other strategic options

Westminster, CO, August 2, 2022 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company applying a precision medicine approach to developing genetically targeted therapies for cardiovascular diseases, today reported second quarter 2022 financial results and provided a corporate update.

Dr. Michael Bristow, ARCA’s President and Chief Executive Officer, commented, “We are in the process of evaluating options for creating stockholder value, including potential development of our assets, partnering and other strategic options.”

In May 2022, the Company retained Ladenburg Thalmann & Co. Inc. to act as its financial advisor to explore and evaluate strategic options for maximizing stockholder value. Potential strategic alternatives that may be explored or evaluated as part of this process include the potential for an acquisition, merger, business combination or other strategic transaction involving the Company. The Board has not set a timetable for the conclusion of this review, nor has it made any decisions related to any further actions or potential strategic options at this time. There can be no assurance, however, that this process will result in any such transaction.

Second Quarter 2022 Summary Financial Results

Cash and cash equivalents were $46.4 million as of June 30, 2022, compared to $53.4 million as of December 31, 2021. ARCA believes that its current cash and cash equivalents, will be sufficient to fund its operations at the current levels through at least the end of 2023. The Company’s review of its strategic options may impact this projection.

Research and development (R&D) expenses were $1.5 million for the quarter ended June 30, 2022, compared to $3.6 million for the corresponding period in 2021. The $2.1 million decrease in R&D expenses in the second quarter was primarily related to the completion of enrollment in the rNAPc2 Phase 2b clinical trial in the fourth quarter of 2021. R&D expenses in 2022 are expected to be lower than 2021.

General and administrative (G&A) expenses were $1.7 million for the quarter ended June 30, 2022, compared to $1.3 million for the corresponding period in 2021. The $0.5 million increase in G&A expenses was primarily a result of increases in professional fees and consulting costs. G&A expenses in 2022 are expected to be consistent with those in 2021 as the Company maintains administrative activities to support its ongoing operations.

Total operating expenses for the quarter ended June 30, 2022 were $3.2 million compared to $4.8 million for the second quarter of 2021.

Net loss for the quarter ended June 30, 2022 was $3.1 million, or $0.22 per basic and diluted share, compared to $4.8 million, or $0.34 per basic and diluted share in the second quarter of 2021.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically and other targeted therapies for cardiovascular diseases through a precision medicine approach to drug development. At present, ARCA is evaluating options for development of its assets, including partnering and other strategic options. For more information, please visit www.arcabio.com or follow the Company on LinkedIn.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding potential future development plans for Gencaro and rNAPc2, if any, the Company’s review of strategic options. Such statements are based on management's current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: ARCA’s financial resources and whether they will be sufficient to meet its business objectives and operational requirements; ARCA may not be able to raise sufficient capital on acceptable terms, or at all, to continue development of rNAPc2 or Gencaro or to otherwise continue operations in the future; results of earlier clinical trials may not be confirmed in future clinical trials; the protection and market exclusivity provided by ARCA’s intellectual property; risks related to the drug discovery and the regulatory approval processes; the Company’s ability to complete a strategic transaction, and, the impact of competitive products and technological changes.  These and other factors are identified and described in more detail in ARCA’s filings with the Securities and Exchange Commission, including without limitation ARCA’s annual report on Form 10-K for the year ended December 31, 2021, and subsequent filings. ARCA disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Jeff Dekker

720.940.2122

ir@arcabio.com

(Tables follow)

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ARCA BIOPHARMA, INC.

BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30, 2022	December 31, 2021
Cash and cash equivalents	$46,437	$53,359
Working capital	$44,846	$50,923
Total assets	$48,101	$54,924
Total stockholders’ equity	$44,963	$51,043

ARCA BIOPHARMA, INC.

STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(in thousands, except share and per share amounts)
Costs and expenses:
Research and development	$1,485	$3,577	$3,664	$6,453
General and administrative	1,734	1,260	2,832	2,486
Total costs and expenses	3,219	4,837	6,496	8,939
Loss from operations	(3,219)	(4,837)	(6,496)	(8,939)

Interest and other income	72	3	79	5
Other loss	—	—	(2)	—
Net loss	$(3,147)	$(4,834)	$(6,419)	$(8,934)

Net loss per share:
Basic and diluted	$(0.22)	$(0.34)	$(0.45)	$(0.67)
Weighted average shares outstanding:
Basic and diluted	14,410,143	14,410,143	14,410,143	13,389,207